Exhibit 99.1

     Mile Marker International, Inc. Announces Major New Military Contract

     POMPANO BEACH, Fla.--(BUSINESS WIRE)--Feb. 15, 2005--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts supplier, announced the receipt of an additional major contract from the U.S. military for up to a maximum of 15,975 of its unique patented hydraulic winch/bumper assemblies worth up to $40,608,450 over 5 years.
     Mile Marker International Inc. announced the receipt of another major new contract for the delivery of up to 15,975 of its unique patented Mile Marker hydraulic winch/bumper assemblies over five years with a maximum potential dollar value of $40,608,450. The Company also received the minimum guaranteed order for 639 hydraulic winch/bumper assemblies along with this contract. In July of 2003, the Company received a military contract for up to 10,800 Mile Marker hydraulic winch/bumper assemblies over four years valued at a maximum of $27,453,600. As some shipments were being made under this contract in 2004, the Company received a total of three additional multi-year military contracts for a maximum of 5,520 hydraulic winch/bumper assemblies worth up to $11,886,228. To date, the Company has delivered government orders under these contracts totaling $11,986,238 of the $39,339,828 total contract amounts. With this latest contract, the Company has a backlog of potential future orders for 27,538 of its unique patented hydraulic winches worth up to $67,962,040, depending on the U.S. military's budgeting allocations and ordering priorities.
     Richard Aho, President and CEO of Mile Marker International, Inc., said:
"We are very pleased to continue receiving more of these military contracts following our major 2003 contract. We believe these long-term contracts reflect the confidence the military has experienced with our unique product. This contract represents the eighth and the largest military contract received by Mile Marker from TACOM for hydraulic winches since April of 1999. To date, we have delivered over 8,700 of these winches to TACOM for use by the U.S. military and foreign allies."
     Mile Marker International, Inc., through its wholly-owned subsidiary, Mile Marker, Inc., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive utility/recreational and military vehicle markets.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other risks factors and uncertainties detailed in the Company's filings with the U.S. Securities and Exchange Commission.

     CONTACT: Mile Marker International, Inc., Pompano Beach
              Al Hirsch, 954-782-0604
              al@milemarker.com